NEWS RELEASE

EVEREST RE GROUP, LTD.

Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Everest Announces Estimated Third Quarter 2019 Catastrophe Losses

HAMILTON, Bermuda--(BUSINESS WIRE – October 15, 2019)

Everest Re Group, Ltd. (“Everest” or the “Company”) (NYSE:RE) announced today a preliminary pre-tax catastrophe loss estimate for the third quarter of 2019 in the amount of $280 million. This amount is net of reinsurance recoveries and reinstatement premiums. Net of tax, the Everest loss estimate is $225 million.

The catastrophe losses are related to the third quarter 2019 events of Hurricane Dorian which impacted the Bahamas and several states in the Southeastern U.S., and Typhoon Faxai which impacted Japan. By event, the pre-tax estimated catastrophe losses to Everest are $160 million from Hurricane Dorian, and $120 million from Typhoon Faxai.

These estimates specifically exclude any losses from Typhoon Hagibis which made landfall in Japan on October 12.

The Everest estimated losses are based on a review of the Company’s exposures, catastrophe models, best available information from customers and intermediaries, and industry insured loss estimates of approximately $8.5 billion for Dorian and $9 billion for Faxai. Given the recent date of the loss events, there is meaningful uncertainty as to the ultimate loss amounts.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Everest Re Group, Ltd.

Everest Re Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for more than 40 years through subsidiaries in the U.S., Europe, Bermuda and other territories.

Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world.

Everest common stock (NYSE:RE) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestre.com

Contact:

Everest Re Group, Ltd.

Jon Levenson, Head of Investor Relations

Investor.relations@everestre.com

Phone (908) 604-3169